                           WILMER, CUTLER & PICKERING
                               2445 M Street, N.W.
                           Washington, D.C. 20037-1420
                            Telephone (202) 663-6000
                            Facsimile (202) 663-6363

                                December 19, 2000

Aether Systems, Inc.
11460 Cronridge Drive, Suite 106
Owings Mills, Maryland  21117

       Re:    Aether Systems, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

       We have acted as counsel to Aether Systems, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued under the Company's Acquisitions Incentive Plan (the "Acquisitions Plan").

       For the purposes of this opinion, we have examined and relied upon the following documents, as certified by the Secretary of the Company on December 19, 2000, as then being complete, accurate and in effect:

       (1)    a copy of the Acquisitions Plan; and

       (2) minutes of a meeting of Board of Directors dated November 24, 2000 approving the issuance of shares under the Acquisitions Plan.

       In our examination of those documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

       Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that: (a) the Shares have been lawfully and duly authorized; and (b) such Shares will be validly issued, fully paid, and nonassessable upon payment of the purchase price, if any, established under the Acquisitions Plan.

       This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the Laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations, and orders thereunder that are currently in effect.

       We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on or about December 19, 2000, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Sincerely,
                             WILMER, CUTLER & PICKERING


                             By:    /s/ R. Scott Kilgore
                                    ----------------------------
                                    R. Scott Kilgore, a partner